EXHIBIT 10.1

June 25, 2024

VIA ELECTRONIC MAIL ONLY
Brianna Gerber Bri.gerber@gmail.com

Dear Brianna:
You have notified us that you are resigning your employment at ChromaDex Corporation (the “Company”), including officer and board roles at all of its subsidiaries, effective at the close of business on July 12, 2024 (the “Separation Date”). We wish you well in your future endeavors.

You hereby confirm that this resignation is “without Good Reason”, as that term is defined in your Executive Employment Agreement dated January 1, 2023 (the “EEA”). Accordingly, other than the accrued amounts required by Section 9 of the EEA and your rights under the “Indemnity Agreement” referred to in Section 14.10 of the EEA, you confirm that you are not entitled to any of the severance benefits (including but not limited to those defined as “Severance Benefits”) referred to in Section 7.2 of the EEA.
Provided you execute (and do not revoke) the Separation Date Release Agreement, attached hereto as Exhibit A no earlier than the Separation Date and you agree to act as a consultant to ensure a smooth transition in accordance with the Consultant Agreement attached hereto as Exhibit B, the Company, with the approval of the Compensation Committee, (1) agrees to pay you the consideration set forth in the Consultant Agreement and (2) to confirm that your “Continuous Services”, for purposes of your outstanding equity awards under the Company’s 2017 Equity Incentive Plan, shall continue during the term of the Consultant Agreement, and shall end on the last day of such term. Subject to your continued service with the Company through August 12, 2024, the stock options and restricted stock units scheduled to vest on or by such date shall vest in accordance with their terms.

Please note that the terms, benefits and conditions of the EEA, including the Employee Confidential Information and Invention Assignment Agreement attached thereto, shall remain unchanged and in full force and effect. Capitalized terms not otherwise defined by this Agreement shall have the meaning(s) ascribed to them in the EEA. In the event of any conflict between the terms of this Agreement and the EEA, this Agreement shall control in each instance.

Provided the terms of this Agreement are acceptable, please sign below indicating your acceptance. Sincerely,
/s/ Robert Fried
Robert N. Fried
Chief Executive Officer

I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE FULLY TO THE FOREGOING AGREEMENT:
/s/ Brianna Gerber
Brianna Gerber
June 25, 2024

EXHIBIT A

SEPARATION DATE RELEASE AGREEMENT
(To be signed on or after the Separation Date)

1.Consideration. I understand that my employment with and services for ChromaDex Corporation (the “Company”) terminated effective July 12, 2024 (the “Separation Date”). The Company has agreed that if I timely sign, date and return this Release Agreement (“Release Agreement”), I do not revoke it, and I comply in all material respects with the terms of the Proprietary Information Agreement (as defined below), I comply with all restrictive covenants and other terms and conditions of the Executive Employment Agreement between myself and the Company dated January 1, 2023 (the “Employment Agreement”), the Company will enter into the Consultant Agreement between myself and ChromaDex, Inc., dated June 25, 2024 (the “Consultant Agreement”). I understand that if I do not timely sign this Release Agreement and allow it to become effective pursuant to Section 4 below, the Company will have the right to terminate the Consultant Agreement immediately.

2.General Release. In exchange for the consideration to be provided to me that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its predecessors and successors and, in their capacity in such roles, its directors, officers, members, managers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with or services for the Company or its affiliates, or the termination of my employment or services; (b) all claims related to my compensation or benefits from the Company or its affiliates, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company or its affiliates, including but not limited to all claims for severance payments and/or benefits pursuant to Section 7.2.2 of the Employment Agreement; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”); the California Fair Employment and Housing Act (as amended), and the California Labor Code.

3.Excluded Claims. The Released Claims do not include (the “Excluded Claims”): (a) any rights or claims for indemnification or directors and officers liability insurance I may otherwise have; (b) any rights which cannot be waived as a matter of law; (c) any claims arising from breach of this Release Agreement; (d) any claims for accrued, vested benefits under any employee benefit plan of the Company or its affiliates subject to the terms and conditions of such plan or pursuant to applicable law; and (e) any rights I have in connection with my interest as a stockholder or option holder of the Company. In addition, nothing in this Release Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission or any similar state or local fair employment law agency, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Release Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Release Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release Agreement. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

4.ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release Agreement; (b) I have the right to consult with an attorney prior to signing this Release Agreement; (c) I have twenty-one (21) calendar days to consider this Release Agreement (although I may choose to voluntarily sign it sooner); (d) I have seven (7) calendar days following the date I sign this Release Agreement to revoke it; and (e) the Release Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) calendar day after I sign this Release Agreement (the “Release Effective Date”).

5.Waiver of Unknown Claims. In releasing claims unknown to me at present, I am waiving all rights and benefits under the following provision of Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any domestic or international jurisdiction: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

6.Other Agreements and Representations. I further represent and agree: (a) that I will comply with my continuing obligations pursuant to the terms of my executed Employee Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”), and (b) that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, California law, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers' compensation claim.

This Release Agreement, together with the Employment Agreement and the Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

UNDERSTOOD AND AGREED:

Signature

Name
Date

EXHIBIT B

CONSULTANT AGREEMENT
This Consultant Agreement (the “Agreement”) is entered into this June 25, 2024 by and between ChromaDex Corporation, having its principal offices located 10900 Wilshire Blvd., Suite 600, Los Angeles, California 90024, U.S.A. (“ChromaDex”), and Brianna Gerber, with an address of 3225 Orlando Road, Rossmoor, California 90720, U.S.A. (“Consultant”). ChromaDex and Consultant are sometimes collectively referred to hereunder as “the Parties.”
WITNESSETH:

WHEREAS: ChromaDex desires to have Consultant perform services sufficient to transition a new Chief Financial Officer, and such other services as reasonably required by ChromaDex in writing (“Services”), and Consultant desires to perform such services.

NOW THEREFORE, for good and valuable consideration, the value and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Period of Performance. This Agreement shall commence on July 13, 2024 and shall continue in full force and effect until close of business on August 12, 2024, unless terminated earlier in accordance herewith (the “Term”). This Agreement may be renewed upon the mutual, written agreement of the Parties.
2.Consideration and Payment. The Company shall pay the Consultant One Thousand Dollars ($1,000) as the sole consideration for the Services during the Term and shall be paid within fifteen (15) days following the termination of the Term.

3.Reimbursement of Expenses. Consultant shall be responsible for all routine expenses incurred by the Consultant, or its employees, under this Agreement, such as cell phone and printer expenses, license fees, insurance premiums, unless otherwise agreed to in writing. ChromaDex shall reimburse Consultant for reasonable travel expenses incurred while performing services under this Agreement if approved in advance. Consultant recognizes that the services to be provided hereunder are discreet and finite in nature and are not intended to create and the parties do not contemplate a continuing relationship beyond completion of the specified services.

4.Tool and Supplies. Unless otherwise agreed to in writing, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or other supplies necessary or appropriate for the performance of the Consultant’s services/work hereunder.
5.Technical Guidance. Generally, Consultant is expected to utilize his/her skills and expertise independently to complete the services/work hereunder. To the extent technical guidance from ChromaDex may be necessary for the Consultant to complete the services/work hereunder, the Consultant shall receive technical guidance from Robert Fried or his designees. The ChromaDex representative responsible for approval of Consultant’s work shall be Robert Fried.

6.Time of Performance. Consultants daily schedule and hours worked under this Agreement shall generally be subject to the Consultant’s discretion. This Agreement is not intended to restrict or limit the right of the Consultant to perform services/work for or on behalf of individuals or entities other than ChromaDex and that Consultant is free to do so. However, Consultant agrees to devote sufficient time as necessary to fulfill the purposes of this Agreement within the term of this Agreement.

7.Place of Work. Consultant shall render services primarily from Consultant’s place of business. ChromaDex shall not designate nor set aside any workspace at ChromaDex’s place of business for Consultant unless otherwise agreed to in writing. In the event Consultant performs any of the services/work at ChromaDex’s place of business, Consultant agrees to comply with all applicable security and workplace regulations in effect at ChromaDex’s place of business for the duration of Consultant’s services/work there.

8.Independent Contractor. Consultant is, and throughout the term of this Agreement shall be, an independent contractor and not an employee or agent of ChromaDex. The Consultant shall not be entitled to nor receive any of the benefits normally provided to employees including, but not limited to, vacation, retirement benefits or benefits under any other plan qualified under the Employee Retirement Income Security Act of 1974 (“ERISA”), health care benefits, sick time, unemployment or workers compensation benefits. By executing this Agreement, Consultant hereby waives his/her right to all such benefits including the right to file a claim for any employee benefits under ERISA, other applicable federal, state or local law, rules or regulations, or any ChromaDex policy, practice, procedure or program. Except as set forth herein, ChromaDex shall neither have nor exercise control or direction whatsoever over the operations of Consultant, and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by ChromaDex.

9.Taxes. As an independent contractor, Consultant shall be responsible to pay, according to all applicable state, federal and local laws, his or her own income taxes or other taxes levied on payments made to the Consultant pursuant to this Agreement. Consultant will also be responsible for payment of any state, local, or federal taxes resulting from work under this Agreement. If the Consultant is not a corporation, he or she understands that she may be liable for self-employment taxes. ChromaDex shall neither pay nor withhold federal, state or local income tax or payroll tax of any kind on behalf of the Consultant.

10.Warranty; Care of ChromaDex’s Intellectual Property and Confidential Information. Consultant represents and warrants that the execution, delivery and performance of this Agreement will not violate and/or conflict with any other agreement that the Consultant is a party to and that the Services to be performed by Consultant hereunder will be performed competently and in accordance with the standard of care usually and reasonably expected in performance of the Services. For the avoidance of doubt, Consultant warrants and represents that the execution, delivery, and performance of the Services under this Agreement does not and will not violate any existing contract, agreement, promise, or other obligation of the Consultant and/or any third party, nor violate the rights of any third party. Consultant warrants she is free to enter into this Agreement without any restrictions whatsoever. Consultant covenants to protect all property of ChromaDex including ChromaDex’s Confidential Information (as defined below) and its customers, vendors, and other affiliates and partners to which such Consultant has access, as a result of Consultant’s consulting under this Agreement, with the same level of care she would provide to her own property and confidential information, and in no event less than an objectively reasonable standard of care. This Section applies during and after termination of this Agreement based on obligations further set forth herein.

11.Termination. ChromaDex may terminate this Agreement, with or without cause, upon written notice. Upon termination, ChromaDex shall be solely responsible for the pro rata value of Services rendered as of the date of termination.
12.Hold Harmless. Each party shall indemnify, defend and hold harmless the other, its agents, servants, affiliates, and employees from and against any claim, demand or cause of action of every name or nature arising out of this Agreement, including without limitation claims which arise from a failure to indemnify (individually and collectively, “a Claim”). Notwithstanding the above, neither party shall have an obligation to indemnify the other from any Claim which arises from the gross negligence, fraud, or intentional misconduct of the other party. The indemnifying party shall not settle or resolve any Claim without the prior, written consent of the indemnified party.

13.Insurance. ChromaDex and Consultant will be responsible for maintaining their own separate insurance policies including, without limitation, Comprehensive General and Automobile Liability, Workmen’s Compensation and other necessary insurance coverage. The Consultant, as an independent agent, agrees that she will not to be entitled to file any claim for Workmen’s Compensation or any other claim under ChromaDex’s insurance policies and will be responsible for his/her own Workmen’s Compensation Insurance Coverage.
PLEASE NOTE: CHROMADEX IS REQUIRED TO SUBMIT TO THE INTERNAL REVENUE SERVICE AN ANNUAL FORM 1099 STATEMENT OF INCOME FOR ALL PAYMENTS TO CONSULTANTS, AND AS SUCH CONSULTANT MUST PROVIDE A TAX IDENTIFICATION NUMBER TO CHROMADEX.

14.Non-Disclosure of Trade Secrets and Confidential Information.

a.During the Term, ChromaDex may disclose to the Consultant materials and communications which upon a reasonable inspection would appear confidential “Confidential Information”. Consultant agrees, except as specifically required in the performance of Consultant’s duties for ChromaDex, that Consultant will not, during the course of the Agreement, or at any time thereafter, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by ChromaDex (except where such public disclosure has been made by Consultant or others without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Consultant agrees to keep all Confidential Information in a secure place and agrees not to publish, communicate, use or disclose any such Confidential Information, directly or indirectly, for his or her own benefit or for the benefit of another, either during or after the Term of this Agreement without ChromaDex’s express written consent. Upon termination of this Agreement, the Consultant shall deliver all documents, records, data, information and all other materials, whether on paper or electronically recorded, produced or acquired during the performance of this Agreement, and all copies thereof, to ChromaDex. The obligation not to disclose Confidential Information shall survive the termination or expiration of this Agreement for three (3) years, whichever is earlier, provided, however, that the obligation not to disclose trade secrets shall survive the termination or expiration of this Agreement indefinitely.

b.Reservation of Rights. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Consultant from (i) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, the Commodity Futures Trading Commission or any self-regulatory organization, or making other disclosures or reports of possible violations of law or regulation to any appropriate governmental agency, entity or official, including in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of federal or state law or regulation, (ii) responding truthfully to a valid subpoena; (iii) speaking with law enforcement; (iv) speaking with or filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state, or local human rights agency, including the California Civil Rights Department, the Attorney General, a local commission on human rights or an attorney retained by Consultant; (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Consultant is entitled, or (vi) making any truthful statements or disclosures required by law, regulation, or legal process; or (y) require notification or prior approval by ChromaDex of any activities described in provision (x).

c.DTSA Notice. Pursuant to the Defend Trade Secrets Act, non-compliance with the confidentiality and non-disclosure provisions of this Agreement shall not subject Consultant to criminal or civil liability under any federal or state trade secret law for the disclosure of a ChromaDex trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (ii) to an attorney representing Consultant in a lawsuit for retaliation by ChromaDex for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret, except pursuant to court order.
15.Rights in Inventions.
a.Assignment of IP Rights to ChromaDex. In performing the Services, Consultant hereby assigns to ChromaDex all rights in all inventions, developments and discoveries, including derivatives and improvements thereto, whether or not patentable, and all patent rights related to the foregoing including rights to make priority claims in any country (“Inventions”), and all suggestions, proposals, written works of authorship, and computer programs, and all copyrights whether or not registered related to the foregoing (collectively with Inventions, the “Work Product”), which Consultant authors, invents, discovers, develops, conceives or makes, either solely or jointly with others, while consulting with ChromaDex, or which involve Confidential Information or equipment, supplies, facilities, direct or indirect funding, or materials owned or provided by or on behalf of ChromaDex. The rights granted to ChromaDex in the Work Product include the right to disclose or publish, or not to do so, and to pursue patents and assert other intellectual property rights related thereto. Consultant will execute all documents and take all other actions as may be necessary (at no out-of-pocket expense to Consultant) to assign all rights to or otherwise vest good title to ChromaDex in all Work Product, and Consultant will not use any Confidential Information for Consultant’s own benefit or for that of any other business entity or person except as permitted in writing by ChromaDex.

b.Work-Made-For-Hire. Additionally, any work of authorship prepared by Consultant in connection with efforts under this Agreement or related to or arising from Confidential Information that Consultant has access to in connection with this Agreement, will be considered a work made for hire pursuant to this Agreement and be the sole and exclusive property of ChromaDex, free and clear of any claims by Consultant. Notwithstanding anything else in this Agreement, the assignment set forth in this Agreement shall not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870; specifically, no invention that Consultant develops entirely on Consultant’s own time without using ChromaDex’s equipment, supplies, facilities, or trade secret information shall be assigned to ChromaDex, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention(s) to ChromaDex’s business or to ChromaDex’s actual or demonstrably anticipated research or development; or (ii) result from any work performed by Consultant for ChromaDex.

c.Disclosure Obligation of Consultant. Consultant will disclose promptly in writing (which writing may take the form of a patent application or similar document prepared by ChromaDex’s counsel with Consultant’s cooperation and assistance) to ChromaDex all Inventions and other Work Product developed, made, or conceived either solely or in collaboration with others under, or arising from or related to, this Agreement. Consultant hereby assigns to ChromaDex its, his, or her entire right, title, and interest in and to any and all such Inventions and other Work Product. Consultant hereby agrees to execute all such documents, testify in all legal or quasi-legal proceedings requested, and otherwise take all such action as may be required to effectuate or evidence such assignment and/or to cooperate with ChromaDex in filing applications, and pursuing and enforcing patents and copyright registrations in any and all countries. As such, Consultant hereby irrevocably appoints ChromaDex, and its duly authorized officers and agents, as Consultant’s attorney to execute and deliver any documents needed and to do all other lawfully permitted acts to secure such intellectual property rights with the same legal force and effect as if executed by Consultant.

16.Reasonable Restrictions. Consultant acknowledges that the restrictions imposed by this Agreement are reasonable and necessary to protect ChromaDex’s Confidential Information and intellectual property assets. When for any reason this Agreement terminates, Consultant hereby represents to ChromaDex that Consultant has the ability to earn a livelihood without violating such restrictions.

17.Injunctive Relief; Other Remedies. Consultant recognizes that the remedy at law for any breach or violation, or threatened breach or violation, by Consultant of this Agreement will be inadequate and ChromaDex would suffer continuing and irreparable injury to its business as a direct result of such violations. If Consultant breaches, or threatens to breach, any material obligation contained herein, then ChromaDex at its sole discretion will be entitled to institute and prosecute proceedings in any court of competent jurisdiction or in a binding arbitration, either in law or in equity, to obtain the specific performance thereof by Consultant or to enjoin Consultant from violating the provisions hereof. If court proceedings or an arbitration are instituted by reason of a breach or violation hereof the prevailing party will receive, in addition to any damages awarded, its reasonable attorney’s fees, court costs and related expenses.

18.Representation. Consultant represents that there is no conflict of interest between its performance of this Agreement and any other agreement Consultant has with others. In the event Consultant believes that there is presently any such conflict, or any such conflict arises during this Agreement or extensions thereof, it will advise ChromaDex immediately in writing.

19.Non-Assignment. Neither party may assign this Agreement, or any rights and duties hereunder, without written consent of the other; provided that ChromaDex may assign or otherwise transfer this Agreement to its affiliates and otherwise incident to the transfer, sale, acquisition, or merger of substantially all the assets of ChromaDex, or by operation of law.

20.Integration. This Agreement sets forth the entire and only agreement and understanding between ChromaDex and the Consultant relative to the subject matter hereof. Any representation, promise, or condition, whether oral or written, that is not incorporated herein shall not be binding upon either party. Thus, this Agreement supersedes any prior agreements between the parties regarding the subject matter hereof, oral or written. No waiver, modification, or amendment of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative of the party sought to be bound hereby. The Parties agree that the Employee Confidential Information and Invention Assignment Agreement dated September 17, 2018 currently in effect between the Parties shall remain in effect in accordance with its terms and is not superseded by this Agreement.

21.Severability. The sections of this Agreement will be enforceable to the fullest extent permissible under applicable law, but the unenforceability (or modification to conform to such law) of any provision(s) hereof will not render unenforceable or impair the remainder thereof. If any provision(s) hereof are deemed invalid, illegal, or unenforceable, the offending provision(s) should be deleted or modified, as minimally as possible and as necessary, to retain as much of the provision and this Agreement valid and enforceable as possible.
22.Ethics. Consultant shall be responsible for knowing and shall comply, in all material respects, with all applicable laws, rules, and regulations governing the ethics and operations of organizations affected by Consultant's activities.

a.Anti-Corruption Compliance

i.Consultant and its affiliates, subsidiaries, directors, officers, employees, agents, consultants, and all other persons acting on its behalf shall at all times comply with (1) ChromaDex’s Corporate Code of Business conduct and Ethics, (2) the U.S. Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder, and (3) any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”).

ii.In connection with any aspect of this Agreement or any other transaction involving ChromaDex, neither Consultant nor any of its affiliates, subsidiaries, directors, officers, employees, agents, consultants, or other persons acting on its behalf shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Consultant or ChromaDex, including, without limitation, by making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (a) foreign or domestic government official or employee, (b) employee of a foreign or domestic government owned or government-controlled entity, (c) foreign or domestic political party, political official, or candidate for political office, or (d) any officer or employee of a public international organization, to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Should Consultant learn or have reason to know that conduct has or may have occurred in violation of this provision, it will immediately notify ChromaDex.

iii.At ChromaDex’s request, Consultant and any of its affiliates, subsidiaries, directors, officers, or employees that perform tasks pursuant to this Agreement will certify in writing that they have not engaged in conduct in violation of parts i or ii of this Section.
iv.No rights or obligations of, or services to be rendered by, Consultant under this Agreement shall be assigned, transferred, or subcontracted to any third party without the prior written consent of ChromaDex. In no event shall ChromaDex be obligated under this Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to violate the Anti-Corruption Laws.
v.ChromaDex or a third party of its choosing shall have the right to access, review, and audit the books, records, and accounts of Consultant and any of its affiliates and subsidiaries, to the extent that they are relevant to this Agreement or any other transaction involving ChromaDex. Such access, audit, and review shall be reasonable as to scope, place, date, and time.

vi.If Consultant breaches any of the parts of this Agreement, ChromaDex may terminate this Agreement without penalty upon service of written notice upon Consultant.
23.Authority. Consultant acknowledges that she is neither an officer nor a member of the board of directors of ChromaDex and does not have the authority to bind ChromaDex or its affiliates to any contract, lease, or agreement in any form. Consultant also agrees that she will inform any entity or individual who wishes to enter into any contract or other binding agreement with ChromaDex that she does not have the authority to execute documents or bind ChromaDex or its affiliates without specific written authorization.

24.Independent Counsel and Joint Drafting. Each party acknowledges and agrees that it: (a) is aware that this Agreement affects its legal rights; (b) has had the opportunity to seek advice regarding this Agreement from independent counsel of its own choosing; and (c) understands and voluntarily enters this Agreement of its own free will and choice. Thus, this Agreement should be construed to have been drafted jointly and will not be strictly construed against either party.
25.Action on Termination. Upon termination of this Agreement for any reason, with or without cause: (a) at the request of ChromaDex, Consultant must deliver immediately to ChromaDex all work product, images, writings, lists, samples, experimental results, data, quotations, books, records, files, computer software, drawings, other tangible manifestations of ChromaDex’s Confidential Information, keys, access codes, and other property of ChromaDex and its vendors, customers, and affiliates that Consultant had access to as a result of consulting under this Agreement, that are in Consultant’s possession, custody or control; and (b) at the request of ChromaDex, Consultant will execute such documents and take such other actions as necessary in order to reaffirm the covenants and obligations set forth in this Agreement; provided, however that failure to request such reaffirmation will not waive any requirements of this Agreement. Consultant understands that failure to perform these obligations may result in ChromaDex, at its sole discretion, withholding payment of any remaining compensation or taking any other legal action necessary to protect its rights.

26.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing via electronic mail. Notice shall be deemed effective upon confirmed receipt. ChromaDex and Consultant shall use their best efforts, and act in good faith, to acknowledge the receipt of notices that are sent by email. Neither ChromaDex nor Consultant shall intentionally fail to acknowledge the receipt of notice sent by email that has been actually received by them and shall not refuse to acknowledge receipt of notice sent by email in an effort to prevent the other party from timely or properly serving such notice. Notice shall be given to the following addresses:

If to ChromaDex:    ChromaDex, Inc. legal@chromadex.com
If to Consultant:    Brianna Gerber Bri.gerber@gmail.com
27.No Agency Created. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of ChromaDex or to otherwise bind ChromaDex to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

28.Counterparts. This Agreement may be executed in counterparts, each of shall constitute an original, whether actual original or a copy, and all of which shall constitute one and the same instrument.

29.Dispute Resolution. The laws of the State of California (without giving effect to conflict of law principles) shall govern all matters arising out of or relating to this Agreement, including interpretation and performance, together with the provisions of the Federal Arbitration Act. Each party submits to the exclusive jurisdiction of, and consents to personal jurisdiction of and venue in, the state or federal courts of Los Angeles County, California (“Forum Courts”) for the proceedings arising out of or relating to this Agreement. ChromaDex and Consultant both consent that any dispute or any claim relating in any way to this Agreement will be resolved by binding arbitration as described in this paragraph, rather than in court, except that any party may bring suit in Forum Courts, submitting to the jurisdiction of the Forum Courts and waiving their respective rights to any other jurisdiction, for any preliminary injunction or temporary restraining order, or to enjoin infringement or other misuse of intellectual property rights. Before Consultant may begin an arbitration proceeding, Consultant must send a letter requesting arbitration and describing Consultant’s claim to ChromaDex at its address, 10900 Wilshire Blvd., Suite 600, Los Angeles, CA 90024. The arbitration will be conducted by the American Arbitration Association (AAA) under its commercial rules at AAA’s offices in Los Angeles County, California. Payment of all filing, administration and arbitrator fees will be governed by the AAA's rules. The expedited procedures of the AAA’s rules will apply only in cases seeking exclusively monetary relief under $50,000, and in such cases the hearing will be scheduled to take place within 90 days of the arbitrator’s appointment. Any dispute regarding whether a claim is subject to arbitration shall be resolved by the arbitrator. Should the arbitrator determine that claims filed are frivolous, the prevailing party shall be entitled to reasonable attorneys’ fees and costs. ChromaDex and Consultant each agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration ChromaDex and Consultant each waive any right to a jury trial.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated below their respective signatures.

ChromaDex Corporation		Brianna Gerber

BY:	/s/ Robert Fried	BY:	/s/ Brianna Gerber
NAME:	Robert N. Fried	NAME:	Brianna Gerber
TITLE:	Chief Executive Officer	DATE:	June 25, 2024
DATE:	June 25, 2024